Exhibit 10.24

PARKING AREA LEASE

This Parking Area Lease (“Lease”) is entered into as of this 1st day of December, 2022 (the “Effective Date”), between 5555 Property Developers, LLC (“Landlord”) T20 Mining Group, LLC. (“Tenant”).

Recitals

A.    Landlord is the fee owner of real property situated at 5555 S 129th E Avenue, Tulsa County, Tulsa, Oklahoma.

B.    Tenant desires to lease a portion of the Property from Landlord, and Landlord desires to lease a portion of the Property to Tenant.

Agreement

1.    Term. The term of this Lease shall commence on the Effective Date (the “Commencement Date”) and shall proceed for three (3) months (the “Lease Term”) ending on the last day of the third (3rd) full calendar month after the Commencement Date (the “Expiration Date”).

2.    Monthly Rent. Tenant agrees to pay Landlord, without prior notice or demand, rent (the “Base Rent”) for Tenant’s use of the Parking Area, defined below, during the Lease Term as follows:

Time Period	Total Base Rent
Months 1 – 3	$36,000.00

3.    Parking Area. Landlord leases to Tenant and Tenant leases from Landlord a portion of the Property as indicated on the attached Exhibit “A,” consisting of approximately 3.9 acres (“Parking Area”) together with full and unimpaired access to Parking Area at all times from the north.

4.    Security Deposit. Upon execution of this Lease, Tenant shall pay to Landlord a security deposit (the “Security Deposit”) in the amount of $15,000.00. Such Security Deposit shall be held by Landlord, and no interest shall accrue thereon to the benefit of the Tenant. If at any time during the Term of the Lease, Tenant shall be in default of performance of any provision of this Lease and shall fail to remedy or cure such default within the time period allowed for curing the same, then Landlord may, at Landlord’s option, apply all or any portion of the Security Deposit as partial or full satisfaction of such default or declare such Security Deposit to be forfeited. Within thirty (30) days after termination of the Lease, Landlord shall refund the remaining portion of the Security Deposit to Tenant without interest.

5.    Permitted Use. The Parking Area shall be used by the Tenant for the operation of mobile data centers for cryptocurrency mining operations. Tenant shall not make any other use of the Parking Area without Landlord’s prior written consent. Tenant agrees not to stack the mobile data centers more than one (1) high at any given time during either storage or installation. Tenant shall not use the Parking Area, or permit anything to be done in or about the Parking Area, which will in any conflict with any law, statute, zoning restriction, ordinance or governmental rule or regulation. Tenant shall not commit, or suffer to be committed, any waste or any nuisance in or about the Parking Area. Tenant shall not (i) make, or permit to be made, any use of the Parking Area that emits or permits the emission of an unreasonable amount of dust, sweepings, dirt, cinders, fumes or odors into the atmosphere, grounds or any body of water, (ii) create, or permit to be created, any sound level in violation of any city code or ordinance, (iii) transmit, receive or permit to be transmitted or received any electromagnetic microwave or other radiation that is harmful or hazardous to any person or property, or that interferes with the operation of any electrical, electronic, telephonic or other equipment wherever located, (iv) create, or permit to be created, any ground vibration that is discernable outside the Parking Area, or (v) produce, or permit to be produced, any intense glare, light or heat except within an enclosed area and then only in such manner that the glare, light or heat shall not be discernable outside the Parking Area.

6.    Condition of Parking Area. Tenant accepts the Parking Area in as-is condition. Landlord makes no representation or warranty of any kind with respect to the Leased Premises, including the habitability or fitness or suitability of the Leased Premises for any particular purpose.

7.    Repair and Maintenance. Tenant shall (i) keep the Parking Area clean and free of rubbish, grease, oil and other substances (ii) maintain the Parking Area grounds, including but not limited to lawn mowing and landscaping, and (iii) shall promptly notify Landlord of any unsafe conditions in the Parking Area or adjacent areas. No vehicle shall be permitted to occupy the Parking Area if it leaks oil, gasoline or other fluid deemed offensive by Landlord. If Tenant damages any portion of the Parking Area, Tenant shall, at Tenant’s sole cost and expense, repair such damage in a workmanlike manner by contractors approved by Landlord pursuant to the specifications provided to Tenant by Landlord. If Tenant fails to maintain the Parking Area as required under this Lease, Landlord shall have the right to enter the Parking Area and perform Tenant’s obligations under this Lease. Any costs incurred by Landlord to maintain the grounds, remove, clean or otherwise repair any damage or stain shall be the reimbursed by the Tenant within thirty (30) days of receipt of invoices from Landlord. At termination of the Lease, Tenant shall surrender the Parking Area in as good condition as received, normal wear and tear excepted and, at Landlord’s option, remove any fencing installed by Tenant. Tenant acknowledges that it has inspected the Parking Area and that the Tenant is not relying on any representations or warranties made by Landlord, or Landlord’s agents, regarding the Parking Area, except as expressly set forth herein. Tenant’s obligations under this Paragraph shall survive the expiration or other termination of this Lease.

8.    Alterations. Tenant shall not make any alterations other than the Tenant Improvements, as defined below, to the Parking Area without first procuring Landlord’s written consent, such consent which shall not be unreasonably withheld, conditioned or delayed. Such alterations shall be accomplished in a good, workmanlike manner and in compliance with all local ordinances, codes and regulations. Landlord, in its sole discretion, may require Tenant to remove any alterations at the expiration or earlier termination of this Lease. Tenant, at Tenant’s sole cost and expense, shall make certain improvements (the “Tenant Improvements”) to the Parking Area as described below:

•	Install precast mat foundations without piers (the “Data Center Foundations”) on which the mobile data centers will be installed.
•	Gravel the Parking Area except for the Data Center Foundations.
•	Construct underground powerlines as depicted on the attached Exhibit B. Landlord will not provide a permanent easement to PSO for the installation of the underground powerlines.

•	Install an 8’ chain link fence and screen around the perimeter of the Parking Area.

9.    Utilities. Tenant shall pay all charges incurred for any utility services separately metered to the Parking Area and shall cause all utility services provided specifically for the Parking Area to be placed in Tenant’s name. The cost of all meters, infrastructure and the installation, maintenance and repair thereof shall be paid for by Tenant.

10.    Taxes. Landlord shall pay before delinquency all taxes, assessments, license fees, and other charges (“Taxes”) that are levied and assessed against the Property. Such Taxes shall be included in Operating Costs, as defined below.

Operating Expenses. Tenant agrees to pay to Landlord, as Additional Rent, Tenant’s pro rata share of the maintenance, repairs and operating costs (collectively, the “Operating Costs”) incurred by Landlord for maintaining the grounds within the CenterGate Business Park Association (the “Grounds”) during each calendar year. Such Operating Costs shall include Taxes, landscaping and grounds maintenance, maintenance and repairs to driveways and parking areas, security services, and any other property maintenance expenses which may be required from time to time in maintaining the Grounds in a prudent manner together with a property management fee equal to four percent (4%) of Tenant’s Annual Base Rent. Tenant’s pro rata share of the Operating Costs shall be 3%. Landlord shall provide Tenant with a Reconciliation Report on or before April 1st of the following calendar year. Payment shall be made by Tenant within thirty (30) days after receipt of Reconciliation Report.

11.    Indemnity and Waiver of Claims. Tenant shall defend, indemnify and hold harmless Landlord from and against all claims, liens, costs, damages or expenses arising out of any damage to any person or property occurring at the Parking Area, except for any damage caused by the gross negligence or intentional acts of Landlord or its authorized representatives. To the extent permitted by law, Landlord shall not be liable for, any Tenant releases Landlord from and Tenant waives all claims for, damages to persons or property sustained by Tenant or Tenant’s agents, contractors, employees or invitees, resulting from any accident or incident in or about the Parking Area, or resulting directly or indirectly from any act of Landlord or of Tenant, unless resulting from the gross negligence or willful misconduct of Landlord or its authorized representatives.

12.    Public Liability and Property Damage Insurance. Tenant, at its sole cost, shall maintain public liability and property damage insurance with liability limits of not less than $500,000.00 per person and $1,000,000.00 per occurrence, and property damage limits of not less than $250,000.00 per occurrence, with an aggregate coverage of $500,000.00 insuring against liability of Tenant and person authorized under this Lease to use the Parking Area. Landlord shall be named as an additional insured and Tenant shall provide Landlord with a certificate of insurance evidencing such coverage on or before the Commencement Date.

13.    Assignment or Sublease. Tenant shall not voluntarily assign or sublease all or any part of the Parking Area, or allow any other person or entity (except as otherwise authorized herein) to occupy or use all or any part of the Parking Area, without first obtaining Landlord’s prior written consent. Notwithstanding the foregoing, Tenant shall be allowed to assign or sublease to any subsidiary or affiliate, or to any company which controls, is controlled by, or is under common controlled by, or is under similar control with Tenant, or in the event of a merger, third party not yet known, in the event of a merger, acquisition, or sale of all or substantially all of its assets. Furthermore, Tenant shall be allowed to assign or sublease to U.S. Blockchain Company, LLC without obtaining Landlord’s prior written consent. No transfer, assignment or sublease permitted by this Section, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the Rent and perform all other obligations under this Lease.

14.    Tenant’s Default. The occurrence of any of the following shall constitute a default by Tenant.

a.    Failure to pay rent when due, if the failure continues for five (5) days after written notice has been given to Tenant.

b.    Failure to perform any other provision of this Lease if the failure to perform is not cured within ten (10) days after written notice has been given to Tenant.

Notice given under this Section 15 shall specify the alleged default and the applicable lease provisions. In the event Tenant fails to cure any alleged default within the applicable period of time, Landlord shall have the right to terminate this Lease and Tenant’s right to possession of the Parking Area. Tenant shall be responsible for all unpaid rents through the date of Termination.

15.    Attorney’s Fees. If either party commences an action against the other party arising out of this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees and costs of suit.

16.    Renewal Options. Provided there has been no default by Tenant throughout the Lease Term, Tenant shall have two (2) options to renew the Lease for an additional five (5) years (the “Option Period”) by providing Landlord one (1) month advanced written notice for the first (1st) Option Period and six (6) months’ advanced written notice for the second (2nd) Option Period. Base Rent during the first (1st) Option Period shall be:

Time Period	Monthly Base Rent
Months 1 – 24	$12,000.00
Months 25 – 36	$13,000.00
Months 37 – 48	$14,000.00
Months 49 - 60	$15,000.00

Base Rent during the second (2nd) Option Period shall be fair market value.

17.    Sound Barrier.

In the event Tenant receives a violation from any governing authority related to the sound level created from Tenant’s operations and it is determined that Tenant is in violation of any city code or ordinance, and it is deemed by the governing authority that a sound barrier will remedy the violation, Landlord agrees to reimburse Tenant for twenty-five percent (25%) of the cost to install a sound barrier around the premises, not to exceed $75,000.00; provided that Landlord and Tenant enter into a lease amendment that extends the Lease Term for an additional five (5) years from the date of the substantial completion of such action at the same rate as the current Monthly Base Rent schedule with six percent (6%) annual escalations.

18.    Successors. The Lease shall be binding on and inure to the benefit of the parties and their successors.

19.    Exhibits. All exhibits referred to are attached to this Lease and incorporated by reference.

20.    Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Term, it is the intention of Landlord and Tenant that the remainder of this Lease shall not be affected thereby.

21.    Removal of Tenant’s Property. Tenant shall, at Tenant’s sole cost and expense, be required to remove Data Center Foundations installed on the Parking Area and replace with gravel at the expiration or earlier termination of the Lease. If Tenant shall fail to remove all effects or property from the Parking Area upon the termination or abandonment thereof, for any cause whatsoever, Landlord, at Landlord’s option, may remove the same in any manner that Landlord shall choose, and store such effects without liability to Tenant for loss thereof. Tenant agrees to pay Landlord on demand for any and all expenses incurred in such removal, including court costs, attorney’s fees, and storage charges on such effects or property.

22.    Governing Law. This Lease shall be governed by and enforced in accordance with the State of Oklahoma without regard to conflict laws and rules. Each party hereby irrevocably consent and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Lease must be instituted or brought in all federal and state courts located in Tulsa County, State of Oklahoma.

23.    Counterparts. This Lease may be executed in multiple counterparts, including facsimile or PDF counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

(Signatures on next page)

LANDLORD:	TENANT:

5555 PROPOERTY DEVELOPERS, LLC	T20 MINING GROUP, LLC

By:	/s/ Rob Stephens	By:	/s/ Jeremy Henshaw
Name:	Rob Stephens	Name:	Jeremy Henshaw
Title:	Manager	Title:	Partner
Date:	12/5/2022	Date:	11/29/2022

Address:		Address:
111 S Elgin, Tulsa, OK 74120		PO Box 703105, Tulsa, OK 74170
Attn:	Rhonda Williams	Attn:	Jeremy Henshaw